Exhibit 991.

Important Notice Concerning Company Stock Investments Under The
Lone Star Technologies, Inc. Capital Accumulation and CAP-Plus Plan

May 15, 2007

This notice is to inform you that the common stock of Lone Star Technologies, Inc. (“Company Stock”) held in the Lone Star Technologies, Inc. Capital Accumulation and CAP-Plus Plan (the “CAP Plan”) will be converted into the right to receive $67.50 per share in cash, without interest, following the closing of the pending acquisition of Lone Star Technologies, Inc. by United States Steel Corporation.

As a result, if at the time of closing any portion of your accounts in the CAP Plan is invested in Company Stock, then during a period of time you will be unable to (i) redirect your investments in Company Stock, (ii) obtain a loan from the Plan that would be secured by your investments in Company Stock, or (iii) obtain a distribution from the Plan of the portion of your accounts invested in Company Stock. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period for the CAP Plan is expected to begin on June 15, 2007, and end during the week of June 24, 2007. During these weeks, you can determine whether the blackout period has ended by calling 800/716-2149.

During the blackout period you will be unable to redirect the investment of the Company Stock, if any, held in your accounts in the CAP Plan. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to redirect your investment in Company Stock, if any, during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds.

If you have any questions concerning this notice, you should contact Steve Hill, Director of Human Resource Services, Lone Star Steel Company, L.P., P.O. Box 1000, Lone Star, Texas 75668. His telephone number is 903/656-6587.

See the legend on page 2.

IMPORTANT INFORMATION

In connection with the proposed merger, Lone Star Technologies, Inc. (“Lone Star”) intends to file a proxy statement and related materials concerning the transaction with the U.S. Securities and Exchange Commission (the “SEC”). THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. Once available, Lone Star will mail the definitive proxy statement and other related materials to its shareholders. When filed with the SEC, the proxy statement and related materials will be available for free (along with any other documents and reports filed by Lone Star with the SEC) at the SEC’s website, http://www.sec.gov, and at Lone Star’s website, http://www.lonestartech.com.

Participant Information

Lone Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Lone Star shareholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Lone Star’s 2007 annual meeting of shareholders filed with the SEC on March 15, 2007, and a Form 10-K filed by Lone Star with the SEC on February 28, 2007, both of which are available free of charge from the SEC and Lone Star at their websites as indicated above. Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Lone Star with the SEC and which will be available free of charge from the SEC and Lone Star at their websites, as indicated above.